United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2004

RADIOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23311	75-2648089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3600 JP Morgan Chase Tower

2200 Ross Avenue

Dallas, Texas 75201-2776

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 303-2776

Radiologix, Inc.

Current Report on Form 8-K

ITEM 5. OTHER EVENTS.

On July 9, 2004, the Registrant issued a press release announcing that it amended and restated its master lease line. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated here by reference. On March 10, 2004, the Registrant amended and restated its $35.0 million master lease line with GE Healthcare Financial Services, subject to completion by the Registrant and GE Healthcare Financial Services of certain post closing obligations. All of the conditions to effectiveness of the amended and restated master lease line were satisfied as of June 25, 2004. As a result, availability under the amended and restated master lease line was increased to $60.0 million.

Separately, the Registrant also reported that it has ended discussions and terminated its August 2003 Letter of Intent with Rocky Mountain Radiologists, P.C., regarding development of a joint venture partnership to own and operate diagnostic imaging centers. The information contained in this paragraph, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Section 11 and 12(a)(2) of the Securities Act of 1933, as amended.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

10.2	Amended and Restated Master Lease Agreement dated as of March 10, 2004, among Radiologix, Inc., as Lessee, and General Electric Capital Corporation, as Lessor.

99.1	Press Release issued by the Registrant on July 9, 2004, relating to Radiologix, Inc.’s amended and restated master lease line with GE Healthcare Financial Services and termination of its letter of intent with Rocky Mountain Radiologists, P.C.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 12, 2004

RADIOLOGIX, INC.

By:	/s/ Richard J. Sabolik
Richard J. Sabolik, Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits

10.2	Amended and Restated Master Lease Agreement dated as of March 10, 2004 among Radiologix, Inc., as Lessee and General Electric Capital Corporation, as Lessor.

99.1	Press Release issued by the Registrant on July 9, 2004, relating to Radiologix, Inc.’s amended and restated master lease line with GE Healthcare Financial Services and termination of its letter of intent with Rocky Mountain Radiologists, P.C.